Exhibit 99.2

Carolina Stone Holdings, Inc.

Consolidated Financial Statements

As of and for the Six Months ended June 30, 2025

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CAROLINA STONE HOLDINGS, INC.
CONSOLIDATED BALANCE SHEET (Unaudited)

June 30, 2025
ASSETS
Current Assets:
Cash	$290,972
Accounts receivable	740,058
Other Receivables	—
Inventory	1,013,064
Total current assets	2,044,094

Property and equipment, net	479,861
Goodwill	1,854,800
Right of use assets - leases	1,000,897
Security deposits	11,000
Total Assets	$5,390,652

LIABILITIES & SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$384,407
Accrued payroll	32,469
Accrued liabilities	4,206
Notes payable, current	17,777
Lease liabilities, current	386,899
Total current liabilities	825,758

Notes payable	103,990
Lease liabilities	668,090
Total Liabilities	1,597,838

SHAREHOLDERS’ EQUITY:
Common Stock, no par value; 100,000 shares authorized; 1,000 issued and outstanding	—
Retained earnings	3,792,814
Total shareholders’ equity	3,792,814
Total Liabilities and Shareholders’ Equity	$5,390,652

CAROLINA STONE HOLDINGS, INC.
CONSOLIDATED STATEMENT OF INCOME AND SHAREHOLDERS’ EQUITY (Unaudited)

Six Months Ended June 30, 2025
Net Revenue	$5,150,153

Operating Expenses
Cost of materials	2,141,225
Installation labor	1,142,021
Personnel Costs	914,535
Rent and lease expense	209,601
Depreciation and amortization	138,479
Fuel and utilities	121,371
Repairs and maintenance	50,115
Insurance	39,355
Professional fees	56,783
Other	140,615
Total operating expenses	4,954,100

Operating Income	196,053

Other Income (Expense)
Interest expense	(10,175)
Taxes	(19,595)
Total other (expense) income	(29,770)
Net Income	$166,283

Shareholders’ Equity – Beginning of Year	$3,794,513
Net income	166,283
Shareholders’ distributions	(167,982)
Shareholders’ Equity – End of Year	$3,792,814

CAROLINA STONE HOLDINGS, INC.
CONSOLIDATED STATEMENT OF CASH FLOW (Unaudited)

Six Months Ended June 30, 2025
Cash Flows from Operating Activities
Net income	$166,283
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	138,479
Loss on sale of property and equipment	16,793
Change in operating assets and liabilities:
Accounts receivable, net	(155,910)
Other receivables	9,940
Inventory	(30,565)
Operating lease assets and liabilities, net	2,385
Accounts payable	297,398
Accrued payroll	(55,235)
Accrued liabilities	4,206
Total adjustments	227,491
Net cash provided by operating activities	393,773
Cash Flows from Investing Activities
Purchase of property and equipment, net	(136,548)
Proceeds from sale of property and equipment	18,871
Net cash used in investing activities	(117,677)
Cash Flows from Financing Activities
Proceeds from issuance of notes payable	81,913
Payments on notes payable	(159,402)
Payments on finance leases	(51,365)
Distributions to shareholders	(167,982)
Net cash used in financing activities	(296,836)
NET INCREASE IN CASH	(20,739)
CASH – BEGINNING OF YEAR	311,711
CASH – END OF YEAR	$290,972

Supplemental Disclosures of Cash Flow Information:
Cash paid during the year for:
Interest	$10,175

CAROLINA STONE HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

Note 1 Nature and Scope of Business

Carolina Stone Holdings, Inc. is a holding company for its wholly owned operating subsidiary, Carolina Stone Distributors, Inc. (dba Carolina Stone Products) and collectively referred to herein as the “Company”. The Company is a stone supplier and installer specializing in both manufactured and natural stone veneer and offering end-to-end services, including material supply, installation, and project management for residential, commercial, and multi-family projects. The Company’s selection of stone products includes brands such as Eldorado, Cultured Stone, Dutch Quality, Pangaea, and Horizon Stone. The Company’s corporate office, showroom and warehouse serving the Raleigh Triangle area is in Morrisville, North Carolina. The Company also has a regional office, showroom and warehouse in Gastonia, North Carolina serving the Charlotte, North Carolina area.

Note 2 Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements are on the accrual basis of accounting. These consolidated financial statements include the results of operations of Carolina Stone Holdings Inc. and its wholly owned subsidiary Carolina Stone Distributors, Inc. Significant intercompany accounts and transactions have been eliminated in the consolidated financial statements.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual amounts could differ from those estimates.

Revenue Recognition

The Company recognizes revenue under Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 606, Revenue from Contracts with Customers (ASC 606). The Company recognizes revenues when control of the promised materials and services is transferred to the clients, in an amount that reflects the consideration the Company expects to be entitled to receive in exchange for those services. The Company's revenues are recorded net of any sales or other taxes collected from clients.

Revenue from installation projects that include both material and installation services is recognized upon completion of the project. Due to the short-term nature of the Company’s projects, the recognition of revenue upon completion of projects is materially consistent with the transfer of material and services to the customer as the project is executed. Approximately 90% of the Company’s net revenues in 2024 were from installation projects.

The Company also sells materials and stone products to customers without installation services (distribution sales). Distribution sales are recognized at the point in time when material and stone products are transferred to the customer. Approximately 10% of 2024 net revenues were derived from distribution sales.

The following table provides information about opening and closing totals of contract balances during the presented reporting period:

	June 30, 2025	December 31, 2024

Accounts receivable, net	$740,058	$584,148

Note 2 Summary of Significant Accounting Policies (cont.)

Accounts Receivable

Accounts receivable are unsecured customer obligations due under normal trade terms, generally requiring payment within 30 days from the invoice date. Accounts receivable are stated at their carrying value, net of a valuation allowance for expected credit losses, as necessary, that reflects management’s best estimate of the amount that will not be collected. Management reviews all accounts receivable balances on a periodic basis that exceed 90 days from the invoice date. The allowance is based on an analysis of historical bad debt experience, current receivables aging, and expected future write-offs, as well as an assessment of specific identifiable customer accounts considered at risk or uncollectible. The expense associated with the allowance for credit losses is recognized in operating expenses and was approximately $7,000 and $5,000 for June 30, 2025 and December 31, 2024, respectively. Management determined that the required allowance for credit losses as of June 30, 2025 and December 31, 2024 was de minimis and no allowance has been recorded.

Certain of the Company’s contracts with customers include retainage provisions. Retainage represents amounts withheld from billings by customers until work has been inspected to ensure that obligations have been satisfied under the contract. Company invoices retainage and includes it in contract receivables when obligations have been satisfied and the right to receipt is subject only to the passage of time. As of June 30, 2025 and December 31, 2024, retainage receivables were $156,495 and $150,000, respectively, and included in accounts receivable.

Property and Equipment

Property and equipment are carried at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the respective assets. The estimated useful lives used for consolidated financial statement purposes are:

Computers & office equipment	3 years
Machinery & equipment	7 years
Vehicles	5 years
Trailers	7 years
Leasehold improvements	5-15 years

Upon retirement or sale, the cost of the asset disposed and its related accumulated depreciation are removed from the accounts. Any resulting gain or loss is credited or charged to operations. Repairs and maintenance are charged to expense as incurred. Depreciation expense was $88,539 for six months ended June 30, 2025.

Management reviews the carrying value of property and equipment for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of assets is based on the estimated future cash flows expected to result from the use of these assets. If the sum of the expected future net cash flows is less than the carrying value, an impairment loss would be recognized. An impairment loss would be measured by the amount by which the carrying value of the assets exceeds the fair value of the assets. The Company's estimate of future cash flows is based upon, among other things, certain assumptions about expected future operating performance, growth rates and other factors. The actual cash flows realized from these assets may vary significantly from the Company's estimates due to increased competition, increased costs, and other factors.

Assumptions underlying future cash flow estimates are therefore subject to significant risk and uncertainties. As of June 30, 2025, management determined that no impairment of property and equipment existed.

Note 2 Summary of Significant Accounting Policies (cont.)

Goodwill

Goodwill represents the excess of the purchase consideration over the fair value of the net tangible and identifiable intangible assets acquired in a business combination and is carried at cost. Goodwill is not amortized, but is subject to annual impairment testing, as well as between annual tests when events or circumstances indicate that the carrying value may not be recoverable. The Company completes its annual performance test as of October 1st.

The Company’s annual goodwill impairment test is performed at the reporting unit level. The Company only has one reporting unit. The Company generally tests goodwill for possible impairment by first performing a qualitative assessment to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying value. If a qualitative assessment is not used, or if the qualitative assessment is not conclusive, a quantitative impairment test is performed. If a quantitative test is performed, the Company determines the fair value of the related reporting unit and compares this value to the recorded net assets of the reporting unit, including goodwill. The fair value of the Company’s reporting unit is determined using a market approach based on quoted prices in active markets. In the event the recorded net assets of the reporting unit exceed the estimated fair value of such assets, an impairment charge is recorded. Based on the Company’s annual impairment assessment, no impairment of goodwill was identified during 2024.

Leases

Pursuant to GAAP, a contract contains a lease if it conveys the right to control the use of an identified asset for a period of time in exchange for consideration. Control is defined as having both the right to obtain substantially all of the economic benefits from use of the asset and the right to direct the use of the asset. Management only reassesses its determination if the terms and conditions of the contract are changed. Leases with an initial term of 12 months or less are not recorded within the accompanying consolidated balance sheet.

Operating and finance leases are included in right-of-use assets – leases and lease liabilities within the Company’s accompanying consolidated balance sheet.

ROU assets represent the Company’s right to use an underlying asset for the lease term, and lease liabilities represent the Company’s obligation to make lease payments. Lease ROU assets and liabilities are recognized at the lease commencement date based on the present value of lease payments over the lease term. The Company uses the implicit rate when it is readily determinable. If the Company’s leases do not provide an implicit rate, the Company uses an incremental borrowing rate based on the information available at commencement date in determining the present value of future payments. The incremental borrowing rate is defined as the interest the Company would pay to borrow on a collateralized basis, considering factors such as length of lease term. For operating leases, lease expense is recognized on a straight-line basis in operations over the lease term. For finance leases, lease expense is recognized as amortization and interest; amortization on a straight-line basis over the lease term and interest using the effective interest method.

Lease expense for lease payments is recognized on a straight-line basis over the lease term. The Company’s lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise the option.

The Company has lease agreements with lease and non-lease components, which are generally accounted for separately with amounts allocated to the lease and non-lease components based on stand-alone prices.

New Accounting Pronouncements

There were no new accounting pronouncements applicable to the Company in 2025 or 2024.

Note 3 Notes Payable

Notes payable consisted of the following at June 30, 2025:

Note payable to Towne Bank for the purchase of equipment totaling $130,335 in August2022. Monthly payments of principal and interest over 84 months are $1,846 per month. The note accrues interest at 6.93% and the maturity date is August 2029. The note is secured by the equipment and also guaranteed by the shareholders. This note was paid off in July 2025.	$83,046
Note payable to Towne Bank for the purchase of equipment totaling $81,913 in March 2025. Monthly payments of principal and interest over 60 months are $1,627 per month. The note accrues interest at 6.93% and the maturity date is April 2030; however, the Company has made accelerated payments. The note is secured by the equipment and also guaranteed by the shareholders.	38,721
121,767
Less: current	(17,777)
Notes payable, long-term	$103,990

The future maturities of the notes payable as of June 30, 2025 are as follows:

2025	$17,777
2026	36,753
2027	31,912
2028	20,842
2029	14,483
Total	$121,767

Note 4 Line of Credit

The Company has a $1,000,000 line of credit available with no balance outstanding as of June 30, 2025. The line of credit agreement matured in April 2025 and was subsequently extended. The line of credit is collateralized by inventory and equipment and guaranteed by the Company’s shareholders.

Note 5 Leases

The Company leases its office, warehouse and certain equipment under operating or finance leases, which expire at various dates through 2029. Certain leases require the Company to pay its proportionate share of property tax, insurance and other ancillary related costs. The facility operating leases contain rent escalation clauses detailing specific rent increases.

The following are the operating and finance right-of-use assets and lease liability balances included in the accompanying consolidated balance sheet:

	Operating	Finance	Total
Right-of-use assets	$837,240	$163,657	$1,000,897
Lease liabilities	875,853	179,136	1,054,989

Note 5 Leases (cont.)

The following summarizes the components of expense recognized in the 2024 statement of income for operating and finance leases subject to Accounting Standards Codification 842 (ASC 842), Leases.

Finance lease expense
Amortization of ROU assets	$49,940
Interest on lease liabilities	6,526
Operating lease expense	170,646
Total lease expense	$227,112

The amortization and interest expense for finance leases are included in depreciation and amortization and interest expense, respectively, in the statement of income. Operating lease expense is included in rent and lease expense in the statement of income.

The following is a schedule of future minimum lease payments required under leases as of June 30, 2025:

	Operating	Finance
2026	$323,852	$100,920
2027	296,753	69,240
2028	154,637	21,200
2029	160,049	—
Thereafter	—	—
Total undiscounted Lease Payments	935,291	191,360
Less: Present value discount	(59,438)	(12,224)
Total Lease Liability	$875,853	$179,136

The following summarizes additional information related to operating and finance leases accounted for under ASC 842 for the six months ended June 30, 2025:

Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from finance leases (interest)	$6,647
Financing cash flows from finance leases (principal)	51,244
Operating cash flows from operating leases	168,262
Weighted-average remaining lease term in years for finance leases	2.0
Weighted-average remaining lease term in years for operating leases	3.2
Weighted-average discount rate for finance leases	6.44%
Weighted-average discount rate for operating leases	4.05%

Note 6 Subsequent Events

Management has evaluated subsequent events through the date of the Independent Auditor’s Report, the date on which the financial statements were available to be issued.

On August 22, 2025, Capstone Holding Corp. completed its membership interest purchase agreement to purchase all of the issued and outstanding membership interests of the Company. The aggregate purchase price was $2,625,000 in cash, subject to adjustment set forth in the purchase agreement, plus a seller note in the original principal amount of $1,250,000 and an amount payable pursuant to the terms of an earn-out agreement.